THE COMPANIES LAW (2018 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

FGL HOLDINGS
(ADOPTED BY SPECIAL RESOLUTION DATED 9 MAY 2018)

THE COMPANIES LAW (2018 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
FGL HOLDINGS
(ADOPTED BY SPECIAL RESOLUTION DATED 9 MAY 2018)

1	The name of the Company is FGL Holdings

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member's shares.

5	The share capital of the Company is US$90,000 divided into 800,000,000 Ordinary Shares of a par value of US$0.0001 each and 100,000,000 Preferred Shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.
8
THE COMPANIES LAW (2018 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
FGL HOLDINGS
(ADOPTED BY SPECIAL RESOLUTION DATED 9 MAY 2018)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Affiliate"
means, as to any person, any person which directly or indirectly controls, is controlled by, or is under common control with such person. For purposes of this definition, "control" of a person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by ownership of voting shares, by agreement or otherwise.

"Applicable Law"
means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Authority applicable to such person.

"Articles"	means these articles of association of the Company.
"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).
"Blackstone"	means Blackstone Group, L.P.
"Blackstone Group"
means: (a) Blackstone; (b) Blackstone Tactical Opportunities Fund II, L.P., an investment fund managed by Blackstone; (c) any investment fund or other collective investment vehicle whose general partner or managing member is owned, directly or indirectly, by Blackstone or one or more of Blackstone's subsidiaries; and (d) any Affiliate or Subsidiary of any of the foregoing (other than: (x) the Company; and (y) employees of the Company and Blackstone or either of their respective Subsidiaries).

"Business Day"	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
"Cause"
means a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a Director or the Company into disrepute or which results in a material financial detriment to the Company.

"Code"
means the United States Internal Revenue Code of 1986, as amended from time to time, or any United States Federal statute from time to time in effect that has replaced such statute, and any reference in the Articles to a provision of the Code or a United States Treasury regulation promulgated thereunder means such provision or regulation as amended from time to time or any provision of a United States Federal law or any United States Treasury regulation, from time to time in effect that has replaced such provision or regulation.

"Company"	means the above named company.
"Controlled Share"
means an Ordinary Share owned by a US Person either: (a) directly, indirectly or constructively under Section 958 of the Code; or (b) beneficially within the meaning of Section 13(d)(3) of the Exchange Act.

"Directors"	means the directors for the time being of the Company.
"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
"Electronic Record"	has the same meaning as in the Electronic Transactions Law.
"Electronic Transactions Law"	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
"Equity Security"
means a Share, any security exercisable or convertible into or exchangeable for Shares and all options, warrants, and other rights to purchase or otherwise subscribe for Shares, including any share appreciation or similar rights, contractual or otherwise.

"Exchange Act"	means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"FNF"	means Fidelity National Financial, Inc.
"FNF Group"	;
"Governmental Authority"
means any Cayman Islands, United States Federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body and any self-regulating authority such as the United States Financial Industry Regulatory Authority).

"Group"	shall have the meaning ascribed to it in Rule 13d-5 promulgated under the Exchange Act.
"Member"	has the same meaning as in the Statute.
"Memorandum"	means the memorandum of association of the Company.
"Minimum Member"
means a Member meeting the minimum requirements set forth for eligible members to submit proposals under Rule 14a-8 of the Exchange Act or any applicable rules thereunder as may be amended or promulgated thereunder from time to time.

"Ordinary Resolution"
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

"Ordinary Share"	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.
"Preferred Share"	means a preferred share of a par value of US$0.0001 in the share capital of the Company.
"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
"Registered Office"	means the registered office for the time being of the Company.
"Seal"	means the common seal of the Company and includes every duplicate seal.
"Share"	means an Ordinary Share or a Preferred Share in the Company and includes a fraction of a share in the Company.
"Special Resolution"	has the same meaning as in the Statute.
"Statute"	means the Companies Law (2018 Revision) of the Cayman Islands.
"Subscriber"	means the subscriber to the Memorandum.
"Subsidiary"
means, with respect to any person, any other person the majority of whose equity securities or shares or voting securities or shares able to appoint the board of directors or comparable governing body are directly or indirectly owned or controlled by such person.

"Total Voting Power"	means the total votes attributable to all issued Shares of the Company.
"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
"US Person"	means a United States person as defined in Section 957(c) of the Code.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(d)	"shall" shall be construed as imperative and "may" shall be construed as permissive;

(e)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(f)
any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)
the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(h)	headings are inserted for reference only and shall be ignored in construing the Articles;

(i)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(j)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(k)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(l)
the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(m)	the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share; and

(n)
words importing "person" shall be construed in the broadest sense and means and includes a natural person, a partnership, a company, a corporation, an association, a joint share company, a limited liability company, a trust, a joint venture, an unincorporated organisation and any other entity and any government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a)	issue one Ordinary Share to itself;

(b)	transfer that Ordinary Share by an instrument of transfer to any person; and

(c)	update the Register of Members in respect of the issue and transfer of that Ordinary Share.

3.2	The Company shall not issue Shares to bearer.

4	Rights Attaching to Shares

4.1	The voting rights of the Shares shall be subject to the following provisions:

(a)
except as provided in the other provisions of this Article, every Member of record owning Shares conferring the right to vote present in person or by proxy shall have one vote, or such other number of votes as may be specified in the terms of the issue and rights and privileges attaching to such Shares or in the Articles, for each such Share registered in such Member's name;

(b)
if, as a result of giving effect to the foregoing provisions of this Article or otherwise, the votes conferred by the Controlled Shares, directly or indirectly or by attribution, to any US Person that owns (within the meaning of Section 958(a) of the Code) any Shares, would otherwise represent more than 9.5% of the Total Voting Power, the votes conferred by such Controlled Shares shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the Controlled Shares to such US Person shall constitute 9.5% of the Total Voting Power (provided, however, that: (a) votes shall be reduced only in the Controlled Shares (other than Controlled Shares held directly by members of the Blackstone Group or members of the FNF Group); and (b) votes shall be reduced in Controlled Shares held directly by the members of the Blackstone Group or the FNF Group only if and to the extent that reductions in the vote of other Controlled Shares do not result in satisfaction of the 9.5% threshold set forth in this Article 4.1(b). Notwithstanding anything in the Articles to the contrary, nothing in this Article 4.1 will reduce the votes conferred by: (i) any Shares held directly by the members of the Blackstone Group, without the consent of a majority of the Blackstone Group shareholders (as determined based on their ownership of the Ordinary Shares); or (ii) any Shares held directly by a member of the FNF Group without the consent of the applicable member of the FNF Group;

(c)
any reduction in votes required by this Article 4.1(b) shall be effected beginning with the Controlled Shares of the US Person whose Controlled Shares have the largest number of votes and continuing, as required, with the Controlled Shares of each US Person whose Controlled Shares successively have a smaller number of votes (after giving effect to prior reductions), the reduction in votes conferred by the Controlled Shares shall be effected proportionately among all of the Controlled Shares of such US Person in accordance with the relative voting power of such Controlled Shares. If varying the order in which votes are reduced would result in a more equitable allocation of the reduction of votes as determined by the Directors, the Directors shall have the discretion to vary the order in which votes are reduced;

(d)
after all required reductions to the votes conferred by the Controlled Shares are effected pursuant to Article 4.1(c), the amount of any reduction in the votes of the Controlled Shares of each US Person effected by application of Articles 4.1(b) and (c) shall be reallocated among and conferred on the shares held directly by such US Person, proportionately in accordance with the reduction in voting power of such shares pursuant to Article 4.1(c), to the extent that so doing does not cause the votes conferred by the Controlled Shares, directly or indirectly or by attribution, to any US Person that owns (within the meaning of Section 958(c) of the Code) any Shares to exceed 9.5% of the Total Voting Power;

(e)
upon written notification by a Member to the Directors, the number of votes conferred by the total number of Shares held directly by such Member shall be reduced to that percentage of the Total Voting Power, as so designated by such Member (subject to acceptance of such reduction by the Directors in their sole discretion), so that (and to the extent that) such Member may meet any applicable insurance or other regulatory requirement or voting threshold or limitation that may be applicable to such Member or to evidence that such person's voting power is no greater than such threshold;

(f)
notwithstanding the foregoing provisions of this Article, after having applied such provisions as best as they consider reasonably practicable, the Directors may make final adjustments to the aggregate number of votes conferred, directly or indirectly or by attribution, by the Controlled Shares on any US Person to the extent that the Directors reasonably determine, by affirmative majority vote of the Directors, that it is necessary to do so to avoid any adverse tax consequences or materially adverse legal or regulatory treatment to the Company, any of its Subsidiaries or any Member or its Affiliates. Such adjustments intended to implement the 9.5% limitation set forth in Article 4.1(b) shall be subject to the proviso contained in such Article 4.1(b), but adjustments intended to implement the limitation set forth in a notification pursuant to Article 4.1(e) shall not be subject to the proviso contained in Article 4.1(b); and

(g)
each Member shall provide the Company with such information as the Company may reasonably request so that the Company and the Directors may make determinations as to the ownership (direct or indirect or by attribution) of Controlled Shares to such Member or to any person to which Shares may be attributed as a result of the ownership of Shares by such Member. If a Member fails to provide a timely, complete and accurate response to any such request, the Directors may, upon an affirmative vote of a majority of the Directors and after a reasonable cure period, make adjustments to the aggregate number of votes conferred upon the Shares held by such Member.

4.2
Any US Person shall give notice to the Company in writing within ten days following the date that such person acquires actual knowledge that such person would hold directly or indirectly or by attribution Controlled Shares that would but for Article 4.1(b) represent more than 9.5% of the voting power of all Shares entitled to vote generally at an election of Directors.

4.3
Notwithstanding the foregoing, no person shall be liable to any other person or the Company for any losses or damages resulting from a Member's failure to respond to, or submission of incomplete or inaccurate information in response to, a request under Article 4.1(e) above or from such person's failure to give notice under Article 4.2. The Directors may rely on the information provided by a person under this Article in the satisfaction of its obligations under this Article. The Company may, but shall have no obligation to, provide notice to any person of any adjustment to its voting power that may result from the application of this Article.

5	Tax Restrictions

5.1
No Member or holder of Equity Securities that is a US Person (in all cases, excluding any member of the Blackstone Group and any member of the FNF Group), shall knowingly permit itself (or, to its actual knowledge, any direct or indirect beneficial owner thereof) to own (directly, indirectly or constructively pursuant to Section 958 of the Code) Equity Securities possessing fifty per cent (50%) or more of:

(a)	the total voting power of the Shares or Equity Securities; or

(b)	the total value of the Shares or Equity Securities.
No Member or holder of Equity Securities (or, to its actual knowledge, any direct or indirect beneficial owner thereof) nor any "related person" (within the meaning of Section 953(c) of the Code) to such Member or holder of Equity Securities (or such owner) (in all cases, excluding any member of the Blackstone Group and any member of the FNF Group) shall make any investment, or enter into a transaction, that, to the actual knowledge of such Member at the time such Member, holder of Equity Securities, owner or related person becomes bound to make the investment or enter into the transaction, would cause such Member, holder of Equity Securities, owner or related person, or any other US Person to own (directly, indirectly or constructively pursuant to Section 958 of the Code) issued Shares or Equity Securities possessing fifty per cent (50%) or more of: (a) the total voting power of the Shares or Equity Securities; or (b) the total value of the Shares or Equity Securities.

5.2
In the event any Member or holder of Equity Securities that is a US Person (in all cases, excluding any member of the Blackstone Group and any member of the FNF Group) violates Article 5.1 (without regard to any knowledge qualifier therein), at the discretion of the Directors, such Member or holder of Equity Securities shall, and shall cause any direct or indirect beneficial owner of such Member or holder of Equity Securities and any “related person” (within the meaning of Section 953(c) of the Code) to such Member or holder of Equity Securities to:

(a)	sell some or all of its Equity Securities at fair market value (as determined by the Company and such Member or holder in good faith) as directed by the Directors; or

(b)	allow the Company to repurchase some or all of its Equity Securities at fair market value (as determined by the Company and such Member or holder in good faith).
Notwithstanding anything to the contrary herein, upon a breach of Article 5.1 (without regard to any knowledge qualifier therein), the breaching Member or holder of Equity Securities shall be required to take any reasonable action the Directors deem appropriate.

6	Register of Members

6.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

6.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

7	Closing Register of Members or Fixing Record Date

7.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

7.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

7.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

8	Certificates for Shares

8.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

9	Transfer of Shares

9.1	Subject to Article 3.1, Shares are freely transferable.

9.2
The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

10	Redemption, Repurchase and Surrender of Shares

10.1
Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

10.2
Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

10.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

10.4	The Directors may accept the surrender for no consideration of any fully paid Share.

11	Treasury Shares

11.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

11.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

12	Variation of Rights of Shares

12.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

12.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

12.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

13	Commission on Sale of Shares
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

14	Non Recognition of Trusts
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

15	Lien on Shares

15.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

15.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

15.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

15.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

16	Call on Shares

16.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

16.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

16.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

16.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

16.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

16.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

16.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

16.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

17	Forfeiture of Shares

17.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

17.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

17.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

17.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

17.5
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

17.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

18	Transmission of Shares

18.1
If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

18.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

18.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

19	Amendments of Memorandum and Articles of Association and Alteration of Capital

19.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

19.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

19.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

20	Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

21	General Meetings

21.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

21.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

21.3	The Directors may call general meetings.

22	Notice of General Meetings

22.1
At least five days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

22.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

23	Advance Notice for Business

23.1
At each annual general meeting, the Members shall appoint the Directors then subject to appointment in accordance with the procedures set forth in the Articles and subject to Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted. At any such annual general meeting any other business properly brought before the annual general meeting may be transacted.

23.2
To be properly brought before an annual general meeting, business (other than nominations of Directors, which must be made in compliance with, and shall be exclusively governed by, Article 30) must be:

(a)	specified in the notice of the annual general meeting (or any supplement thereto) given to Members by or at the direction of the Directors in accordance with the Articles;

(b)	otherwise properly brought before the annual general meeting by or at the direction of the Directors; or

(c)	otherwise properly brought before the annual general meeting by a Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote at such annual general meeting; and

(iii)	complies with the notice procedures set forth in this Article.

23.3
For any such business to be properly brought before any annual general meeting pursuant to Article 23.2(c), the Member must have given timely notice thereof in writing, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member's notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member's notice as described herein.

23.4	Any such notice of other business shall set forth as to each matter the Member proposes to bring before the annual general meeting:

(a)
a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and the text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Articles, the text of the proposed amendment), which shall not exceed 1,000 words;

(b)	as to the Member giving notice and any beneficial owner on whose behalf the proposal is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and such beneficial owner on whose behalf the proposal is made;

(ii)
the class and number of Shares which are, directly or indirectly, owned beneficially or of record by any such Member and by such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)
a description of any agreement, arrangement or understanding (including, without limitation, any swap or other derivative or short positions, profit interests, options, hedging transactions, and securities lending or borrowing arrangement) to which such Member or any such beneficial owner or their respective Affiliates is, directly or indirectly, a party as at the date of such notice: (x) with respect to any Shares; or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase or decrease the voting power of such Member or beneficial owner or any of their Affiliates with respect to Shares or which may have payments based in whole or in part, directly or indirectly, on the value (or change in value) of any Shares (any agreement, arrangement or understanding of a type described in this Article 23.4(iii), a "Covered Arrangement"); and

(iv)
a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the annual general meeting to propose such business;

(c)
a description of any direct or indirect material interest by security holdings or otherwise of the Member and of any beneficial owner on whose behalf the proposal is made, or their respective Affiliates, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise) and all agreements, arrangements and understandings between such Member or any such beneficial owner or their respective Affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business by such Member;

(d)	a representation whether the Member or the beneficial owner intends or is part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to approve or adopt the proposal; and/or

(ii)	otherwise to solicit proxies from Members in support of such proposal;

(e)	an undertaking by the Member and any beneficial owner on whose behalf the proposal is made to:

(i)
notify the Company in writing of the information set forth in Articles 23.4(b)(ii), (b)(iii) and (c) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) Business Days) following the later of the record date or the date notice of the record date is first disclosed by public announcement; and

(ii)	update such information thereafter within two (2) Business Days of any change in such information and, in any event, as at close of business on the day preceding the meeting date; and

(f)
any other information relating to such Member, any such beneficial owner and their respective Affiliates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such proposal pursuant to Section 14 of the Exchange Act, to the same extent as if the Shares were registered under the Exchange Act.

23.5
Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Article, other than nominations for Directors which must be made in compliance with, and shall be exclusively governed by, Article 30, shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with Rule 14a-8 of the Exchange Act and such Member's proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the annual general meeting; provided, that such Member shall have provided the information required by Article 23.4; provided, further, that the information required by Article 23.4(b) may be satisfied by providing the information to the Company required pursuant to Rule 14a-8(b) of the Exchange Act.

23.6	Notwithstanding anything in the Articles to the contrary:

(a)
no other business brought by a Member (other than the nominations of Directors, which must be made in compliance with, and shall be exclusively governed by, Article 30) shall be conducted at any annual general meeting except in accordance with the procedures set forth in this Article; and

(b)
unless otherwise required by Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to bring business before an annual general meeting in accordance with this Article does not: (x) timely provide the notifications contemplated by Article 23.4(e) above; or (y) timely appear in person or by proxy at the annual general meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company or any other person or entity.

23.7
Except as otherwise provided by Applicable Law or the Articles, the chairman of any annual general meeting shall have the power and duty to determine whether any business proposed to be brought before an annual general meeting was proposed in accordance with the foregoing procedures (including whether the Member solicited or did not so solicit, as the case may be, proxies in support of such Member's proposal in compliance with such Member's representation as required by Article 23.4(d)) and if any business is not proposed in compliance with this Article, to declare that such defective proposal shall be disregarded. The requirements of this Article shall apply to any business to be brought before an annual general meeting by a Member other than nominations of Directors (which must be made in compliance with, and shall be exclusively governed by, Article 30) and other than matters properly brought under Rule 14a-8 of the Exchange Act. For purposes of the Articles, "public announcement" shall mean:

(a)
prior to the initial public offering of the Company, notice of the annual general meeting given to Members by or at the direction of the Directors in accordance with the procedures set forth in the Articles; and

(b)
on and after the initial public offering of the Company, disclosure in a press release of the Company reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed or furnished by the Company with or to the United States Securities Exchange Commission pursuant to Section 13, 14 or 15(b) of the Exchange Act.

23.8	Nothing in this Article shall be deemed to affect any rights of:

(a)	Members to request inclusion of proposals in the Company's proxy statement pursuant to applicable rules and regulations under the Exchange Act; or

(b)	the holders of any class of Preferred Shares, or any other class of Shares authorised to be issued by the Company, to make proposals pursuant to any applicable provisions thereof.

23.9
Notwithstanding the foregoing provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article, if applicable.

24	Proceedings at General Meetings

24.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the issued Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

24.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

24.3
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall be dissolved.

24.4
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman or co-chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman or co-chairman, if any, of the board of Directors shall preside as chairman or co-chairman at such general meeting. If there is no such chairman or co-chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

24.5
If no Director is willing to act as chairman or co-chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

24.6
The chairman or co-chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

24.7
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

24.8	A resolution put to the vote of the meeting shall be decided on a poll.

24.9	A poll shall be taken as the chairman or co-chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

24.10
A poll demanded on the election of a chairman or co-chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

24.11	In the case of an equality of votes the chairman or each co-chairman, if any, shall be entitled to a second or casting vote.

25	Votes of Members

25.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.

25.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

25.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

25.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

25.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman or co-chairman whose decision shall be final and conclusive.

25.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

25.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

26	Proxies

26.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

26.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

The chairman or co-chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman or co-chairman, shall be invalid.

26.3
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

26.4
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

27	Corporate Members
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

28	Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

29	Directors

29.1
There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

29.2
The Directors shall be divided into three classes: Class A, Class B and Class C. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class A, Class B or Class C Directors. The Class A Directors shall stand elected for a term expiring at the Company's third annual general meeting following effectiveness of the Articles, the Class B Directors shall stand elected for a term expiring at the Company's first annual general meeting following effectiveness of the Articles and the Class C Directors shall stand elected for a term expiring at the Company's second annual general meeting following effectiveness of the Articles. At each annual general meeting following effectiveness of the Articles, the class of Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after such election. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for Cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. Holders of Shares may nominate persons for election as Director by sending a written notice addressed to the Company at the Registered Office by prepaid postal delivery, such notice to arrive at least twenty Business Days before the date of a general meeting at which the election of Directors is to be considered.

30	Nomination of Directors

30.1	Nominations of persons for election as Directors may be made at an annual general meeting only by:

(a)	the Directors; or

(b)	by any Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote for the appointments at such annual general meeting; and

(iii)
complies with the notice procedures set forth in this Article (notwithstanding anything to the contrary set forth in the Articles, this Article 30.1(b) shall be the exclusive means for a Member to make nominations of persons for election of Directors at an annual general meeting).

30.2
Any Member entitled to vote for the elections may nominate a person or persons for election as Directors only if written notice of such Member's intent to make such nomination is given in accordance with the procedures set forth in this Article, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member's notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member's notice as described herein. Members may nominate a person or persons (as the case may be) for election to the Directors only as provided in this Article and only for such class(es) as are specified in the notice of annual general meeting as being up for election at such annual general meeting.

30.3	Each such notice of a Member's intent to make a nomination of a Director shall set forth:

(a)	as to the Member giving notice and any beneficial owner on whose behalf the nomination is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and any such beneficial owner on whose behalf the nomination is made;

(ii)
the class and number of Shares which are, directly or indirectly, owned beneficially and of record by such Member and any such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)	a description of any Covered Arrangement to which such Member or beneficial owner, or their respective Affiliates, directly or indirectly, is a party as at the date of such notice;

(iv)
any other information relating to such Member and any such beneficial owner that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act; and

(v)
a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in such Member's notice;

(b)
a description of all arrangements or understandings between the Member or any beneficial owner, or their respective Affiliates, and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member;

(c)	a representation whether the Member or the beneficial owner is or intends to be part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to elect the Director or Directors nominated; and/or

(ii)	otherwise to solicit proxies from Members in support of such nomination or nominations;

(d)	as to each person whom the Member proposes to nominate for election or re-election as a Director:

(i)
all information relating to such person as would have been required to be included in a proxy statement filed in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act;

(ii)	a description of any Covered Arrangement to which such nominee or any of his or her Affiliates is a party as at the date of such notice

(iii)	the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a Director if so elected; and

(iv)
whether, if elected, the nominee intends to tender any advance resignation notice(s) requested by the Directors in connection with subsequent elections, such advance resignation to be contingent upon the nominee's failure to receive a majority vote and acceptance of such resignation by the Directors; and

(e)
an undertaking by the Member of record and each beneficial owner, if any, to (i) notify the Company in writing of the information set forth in Articles 30.3(a)(2), (a)(iii), (b) and (d) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) Business Days) following the later of the record date or the date notice of the record date is first disclosed by public announcement and (ii) update such information thereafter within two (2) Business Days of any change in such information and, in any event, as at close of business on the day preceding the meeting date.

30.4
No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in the Articles. Except as otherwise provided by Applicable Law or the Articles, the chairman of any annual general meeting to elect Directors or the Directors may, if the facts warrant, determine that a nomination was not made in compliance with the foregoing procedure or if the Member solicits proxies in support of such Member's nominee(s) without such Member having made the representation required by Article 30.3 (c); and if the chairman or the Directors should so determine, it shall be so declared to the annual general meeting, and the defective nomination shall be disregarded. Notwithstanding anything in the Articles to the contrary, unless otherwise required by Applicable Law or the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to make a nomination at an annual general meeting in accordance with this Article does not:

(a)	timely provide the notifications contemplated by of Article 30.3(e); or

(b)
timely appear in person or by proxy at the annual general meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company or any other person or entity.

30.5
Notwithstanding the foregoing provisions of this Article, any Member intending to make a nomination at an annual general meeting in accordance with this Article, and each related beneficial owner, if any, shall also comply with all requirements of the Exchange Act and the rules and regulations thereunder applicable to the same extent as if the Shares were registered under the Exchange Act with respect to the matters set forth in the Articles; provided, however, that any references in the Articles to the Exchange Act are not intended to and shall not limit the requirements applicable to nominations made or intended to be made in accordance with Article 30.1(b).

30.6
Nothing in this Article shall be deemed to affect any rights of the holders of any class of Preferred Shares, or any other class of Shares authorised to be issued by the Company, to appoint Directors pursuant to the terms thereof.

30.7
To be eligible to be a nominee for election or re-election as a Director pursuant to Article 30.1(b), a person must deliver (not later than the deadline prescribed for delivery of notice) to the Company a written questionnaire prepared by the Company with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Company upon written request) and a written representation and agreement (in the form provided by the Company upon written request) that such person:

(a)	is not and will not become a party to:

(i)
any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Company; or

(ii)	any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a Director, with such person's duties under Applicable Law;

(b)
is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein;

(c)
in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply with, Applicable Law and corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company that are applicable to Directors generally; and

(d)
if elected as a Director, will act in the best interests of the Company and not in the interest of any individual constituency. The nominating and governance committee shall review all such information submitted by the Member with respect to the proposed nominee and determine whether such nominee is eligible to act as a Director. The Company and the nominating and governance committee of the Directors may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Member's understanding of the independence, or lack thereof, of such nominee.

30.8
At the request of the Directors, any person nominated for election as a Director shall furnish to the Company the information that is required to be set forth in a Members' notice of nomination pursuant to this Article.

30.9
Any Member proposing to nominate a person or persons for election as Director shall be responsible for, and bear the costs associated with, soliciting votes from any other voting Member and distributing materials to such Members prior to the annual general meeting in accordance with the Articles and applicable rules of the United States Securities Exchange Commission. A Member shall include any person or persons such Member intends to nominate for election as Director in its own proxy statement and proxy card.

31	Powers of Directors

31.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

31.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

31.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

31.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

32	Appointment and Removal of Directors

32.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director for Cause (and not otherwise).

32.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

32.3
Notwithstanding the foregoing, the holders of the Preferred Shares (in respect of such Preferred Shares) may appoint any person to be a Director (each, a “Preferred Share Director”) in accordance with Article 42.10 and the terms of the certificates of designations governing such Preferred Shares; provided, that if the appointment of a Preferred Share Director shall cause the number of Directors to exceed the number fixed by or in accordance with the Articles as the maximum number of Directors, then the maximum number of Directors shall increase by up to two (2) Directors appointed in accordance with the terms of the Articles and the certificates of designations governing such Preferred Shares; provided, further, that upon termination of the right to so appoint Preferred Share Directors, the maximum number of Directors shall be reduced by the number of Preferred Share Directors appointed by the holders of the Preferred Shares pursuant to this Article and Article 42.10.

33	Vacation of Office of Director
The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director for Cause (and not otherwise), either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

34	Proceedings of Directors

34.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority if there are three or more Directors, shall be two if there are two Directors, and shall be one if there is only one Director.

34.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman or, if there are co-chairman, each co-chairman, shall have a second or casting vote.

34.3
A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman or co-chairman is located at the start of the meeting.

34.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

34.5
A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

34.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

34.7
The Directors may elect a chairman or co-chairman of their board and determine the period for which he is to hold office; but if no such chairman or co-chairman is elected, or if at any meeting the chairman or co-chairman is not present within fifteen minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

34.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

34.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

35	Presumption of Assent
A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or co-chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

36	Directors' Interests

36.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

36.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

36.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

36.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

36.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

37	Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

38	Delegation of Directors' Powers

38.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

38.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

38.3
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

38.4
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

38.5
The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman (or co-chairman) of the board of Directors, vice chairman of the board of Directors, one or more chief executive officers, presidents, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

39	No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

40	Remuneration of Directors

40.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

40.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

41	Seal

41.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

41.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

41.3
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

42	Dividends, Distributions and Reserve

42.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Statute.

42.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

42.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

42.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

42.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

42.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

42.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

42.8	No Dividend or other distribution shall bear interest against the Company.

42.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42.10
If the Company fails to pay a Dividend in favour of the holders of the Preferred Shares in accordance with the certificate of designations governing such Preferred Shares for the equivalent of six (6) quarterly periods, regardless of whether such defaulted Dividends occur in consecutive periods, then the holders of the Preferred Shares, voting as a separate class and in accordance with the terms of the certificates of designation governing such Preferred Shares, shall have the right to appoint up to two (2) Directors and such right shall remain in effect until all cumulative Dividends accumulated on all the Preferred Shares having cumulative Dividends have been paid in full and or until all non-cumulative Dividends on all the Preferred Shares having non-cumulative Dividends have been paid regularly for at least one (1) year, at which time such rights of the holders of the Preferred Shares shall terminate, subject to re-vesting at such time as there shall occur each and every subsequent event of default of the character indicated above. Whenever such voting right shall have vested, such right may be exercised initially either at a separate class meeting of the holders of the Preferred Shares, at any general meeting of the Company (whether annual or extraordinary) held for the purpose of electing Directors, thereafter at each successive general meeting of the Company (whether annual or extraordinary) or by means of a resolution in writing of the holders of the Preferred Shares.

43	Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

44	Books of Account

44.1
The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

44.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

44.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

45	Audit

45.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

45.2
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

45.3
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

46	Notices

46.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

46.2
Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

46.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

46.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

47	Winding Up

47.1
If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

47.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

48	Indemnity and Insurance

48.1
Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

48.2
The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

48.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

49	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

50	Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

51	Mergers and Consolidations
The Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

52	Business Opportunities

52.1
In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as Directors and/or officers of the Company); and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Members in connection therewith.

52.2
To the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

52.3
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a Director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge.

52.4
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

52.5	As used in this Article, the following definitions shall apply:

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; and

(b)
“Investor Group” shall mean Blackstone Tactical Opportunities Fund II, L.P., CF Capital Growth, LLC, CC Capital Management LLC, GSO Capital Partners LP and Fidelity National Financial, Inc. and their respective Affiliates, and the respective successors and assigns of the foregoing.

53	Voting of Subsidiary Shares

53.1
Notwithstanding any other provision of the Articles to the contrary (but subject to Article 53.2), if the Company, in its capacity as a member or shareholder of any Subsidiary of the Company that is not a company or corporation organised under the laws of the United States of America or any state (or limited liability company organised under the laws of the United States of AMerica or any state that is taxable as a company or corporation for United States Federal income tax purposes) and that is not treated as a pass-through vehicle or disregarded entity for United States federal income tax purposes (unless such disregarded entity owns, directly or indirectly, any subsidiary organised under the laws of a jurisdiction outside the United States of America that is treated as a corporation for United States federal income tax purposes), is required or has the right to vote at a general meeting or special meeting of such Subsidiary (whether in person or by its attorney-in-fact or proxy) (or by written resolution in lieu of a general meeting or special meeting), and the subject matter of the vote is:

(a)	the appointment, removal or remuneration of directors of a non- United States Subsidiary of the Company; or

(b)
any other subject matter with respect to a non-United States Subsidiary of the Company that legally requires the approval of the shareholders of such non-United States Subsidiary of the Company, the Directors shall refer the subject matter of the vote to the Members and seek instruction from the Members entitled to vote generally at an election of Directors for the Company's corporate representative or proxy to vote with respect to the resolution proposed by such Subsidiary of the Company.

The Directors shall cause the Company's corporate representative or proxy to vote the Company's shares in such Subsidiary of the Company pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company's corporate representative or proxy to vote the appropriate proportion of its share for and the appropriate proportion of its shares against the resolution proposed by such Subsidiary of the Company. The Directors shall have authority to resolve any ambiguity. All votes referred to the Members pursuant to this Article shall give effect to and otherwise be subject to the voting power restrictions of Article 4.

53.2
If the Directors, in their discretion, determine that the application of Article 53.1(b) with respect to a particular vote is not necessary to achieve the purposes of this Article, they may waive the application of Article 53.1(b) with respect to such vote.

54	Bye-laws or Articles of Association of Certain Subsidiaries
The Directors shall require that the bye-laws or articles of association or similar organisational documents of each Subsidiary of the Company that is not a company or corporation organised under the laws of the United States of America or any state (or limited liability company organised under the laws of the United States of America or any state that is taxable as a corporation for United States Federal income tax purposes) and that is not treated as a pass-through vehicle or disregarded entity for United States federal income tax purposes (unless such disregarded entity owns, directly or indirectly, any subsidiary organized under the laws of a jurisdiction outside the United States that is treated as a corporation for United States federal income tax purposes) contain provisions substantially similar to Article 53 and this Article. The Company shall enter into agreements, as and when determined by the Directors, with each such Subsidiary of the Company, only if and to the extent reasonably necessary and permitted under Applicable Law, to effectuate or implement this Article.